UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012

NUVEEN GLOBAL VALUE OPPORTUNITIES FUND

(Exact name of registrant as specified in its charter)

Massachusetts	20-5120928
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

333 West Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 917-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Section 8 – Other Events

Item 8.01 Other Events.

Michael Hart and Ariane Mahler have been named a portfolio manager of Nuveen Global Value Opportunities Fund (“JGV”), effective April 1, 2012.

Michael Hart, CFA, is a Managing Director, a portfolio manager and a special situations and fixed income analyst at Tradewinds Global Investors, LLC (“Tradewinds”), the sub-adviser of JGV. Prior to joining Tradewinds in 2007, he was the president of Hemisphere Asset Management, an investment management firm he established in 2001. Prior to founding Hemisphere, Mr. Hart was a senior portfolio manager at Scudder Kemper Investments. At Scudder, his responsibilities included managing a $500-million emerging market debt portfolio as well as team-managing a $16-billion fixed income portfolio for an affiliate of Zurich Financial Services. Throughout the 1990s, Mr. Hart was a portfolio manager and securities analyst at Farmers Group Inc., where he managed global fixed income and international value equity portfolios. Mr. Hart was a member of Farmers’ fixed income and equity investment committees. Mr. Hart began his career on the options floor of the Pacific Stock Exchange in San Francisco.

Ariane Mahler is a Managing Director, a portfolio manager and a telecommunication services and utilities analyst at Tradewinds. Prior to joining Tradewinds in 2007, Ms. Mahler was a director at Credit Suisse Asset Management (“CSAM”), where she oversaw the telecom, media, and electric utilities sectors. Prior to CSAM, Ms. Mahler was with Dresdner Kleinwort Wasserstein and Oppenheimer Capital in New York, where she conducted telecom and technology research in both U.S. and global markets. She also covered South America and Eastern Europe as a member of the emerging markets investment banking group at Bear Stearns in New York and SG Warburg in London.

Effective April 1, 2012, David Iben will no longer serve as portfolio manager of JGV. Mr. Iben will depart from Tradewinds in the latter part of the second calendar quarter of 2012.

There have been no changes in the fund’s investment objectives or policies.

SIGNATURES

Nuveen Global Value Opportunities Fund has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 16, 2012	NUVEEN GLOBAL VALUE OPPORTUNITIES FUND

	By:	/s/ Kevin J. McCarthy
	Name:	Kevin J. McCarthy
	Title:	Vice President